Exhibit 24.1

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Paul Badawi and James Rodberg, and each of them individually, his and her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and her and in his and her name, place, and stead, in any and all capacities, to sign any and all amendments to this Report, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, this Report has been signed below by the following persons on behalf of the Registrant in the capacities and on the dates indicated.

Name and Signature	Title	Date

/s/ Paul Badawi	President, Chief Executive Officer and Director	March 4, 2026
Paul Badawi	(Principal Executive Officer)

/s/ James Rodberg	Chief Financial Officer (Principal Financial	March 4, 2026
James Rodberg	and Accounting Officer)

/s/ Staffan Encrantz	Chairman of the Board of Directors	March 4, 2026
Staffan Encrantz

/s/ David Badawi	Chief Technology Officer and Director	March 4, 2026
David Badawi, M.D.

/s/ Tamara Fountain	Director	March 4, 2026
Tamara Fountain, M.D.

/s/ Gerhard Burbach	Director	March 4, 2026
Gerhard Burbach

/s/ Catherine Mazzacco	Director	March 4, 2026
Catherine Mazzacco

/s/ Donald Zurbay	Director	March 4, 2026
Donald Zurbay